Exhibit 99.1

MINDSPEED ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES OFFERING

NEWPORT BEACH, Calif., June 12, 2012 – Mindspeed Technologies, Inc., (NASDAQ: MSPD) today announced the pricing of an offering of $32.0 million aggregate principal amount of its 6.75% convertible senior notes due 2017 (the “Notes”). The Notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Interest on the Notes will be paid semi-annually at an annual rate of 6.75% per year and will mature on June 15, 2017, unless earlier repurchased, redeemed or converted. The Notes will be fully and unconditionally guaranteed on a senior, unsecured basis by certain of Mindspeed’s subsidiaries.

The Notes will be convertible into shares of Mindspeed common stock at an initial conversion rate of 256.4103 shares of common stock per $1,000 principal amount of the Notes, which is equivalent to a conversion price of approximately $3.90 per share of common stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of approximately 30% relative to the last reported sale price on June 11, 2012 of Mindspeed’s common stock of $3.00.

On or after June 15, 2013, in the event that the last reported sale price of Mindspeed’s common stock exceeds the conversion price then in effect for 20 or more trading days during any 30 consecutive trading day period ending within five trading days prior to the date Mindspeed receives a notice of conversion, Mindspeed will, in addition to delivering shares upon conversion of the Notes (and cash in lieu of fractional shares), make a “make-whole premium” payment in cash, shares of Mindspeed common stock or a combination thereof, subject to certain limitations, at the option of Mindspeed, equal to the sum of the remaining scheduled payments of interest that would have been made on the Notes to be converted had such Notes remained outstanding through the earlier of the date that is three years after the date Mindspeed receives the notice of conversion and June 15, 2017.

On or after June 15, 2015, Mindspeed may redeem for cash all or part of the Notes if the last reported sale price of its common stock exceeds 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of redemption and certain other conditions are met. The redemption price will equal the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus a “make-whole premium” payment in cash, shares of Mindspeed common stock or a combination thereof, subject to certain limitations, at the option of Mindspeed, equal to the sum of the remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such Notes remained outstanding from the redemption date to June 15, 2017.

Holders may require Mindspeed to repurchase their Notes upon certain fundamental changes affecting Mindspeed at a repurchase price equal to the principal amount thereof, plus accrued and unpaid interest to, but excluding, the repurchase date.

The offering is expected to close on June 19, 2012, subject to customary closing conditions.

The aggregate net proceeds to Mindspeed from the offering of the Notes will be approximately $30.1 million. Mindspeed intends to use the net proceeds from the offering for general corporate purposes, which may include capital expenditures, repayment of debt and working capital.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes, subsidiary guarantees and shares of common stock issuable upon conversion of the Notes will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Contact:

Kevin Trosian

Mindspeed Technologies, Inc.

Vice President, Business Development and Investor Relations

+1.949.579.3111

Investor.Relations@Mindspeed.com

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